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Exhibit 21.1

SOUTHWEST WATER COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary/Affiliate	Jurisdiction of Incorporation/ Organization
CDC Maintenance, Inc.	Texas
ECO Capistrano Valley, Inc.	Delaware
ECO Resources, Inc.	Texas
METRO-H2O Utilities, Inc.	Texas
METRO-H2O Utilities, Ltd.	Texas
Midway Water Utilities, Inc.	Texas
Monarch Utilities I L.P.	Texas
Monarch Utilities, Inc.	Texas
New Mexico Utilities, Inc.	New Mexico
North County Water Reclamation, Inc.	Alabama
Operations Technologies, Inc.	Georgia
SouthWest Water Alabama OnSite System Services, LLC	Alabama
Suburban Water Systems	California
SWWC Enterprises, Inc.	Delaware
SWWC Services, Inc.	Delaware
SWWC Utilities, Inc.	Delaware
Texas Water Services Group, LLC	Texas
TWC Utility Company, LLC	Texas
Water Suppliers Mobile Communication Service	California

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  Exhibit 21.1
SOUTHWEST WATER COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT